Exhibit 99.2
Q1 2023 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
For the first quarter, we delivered net sales of $3.1 billion, a loss per share of $1.27 and adjusted earnings per share of 7 cents. Adjusted earnings were higher than the first quarter of last year despite lower sales, reflecting the progress we are making against the priorities we laid out at the beginning of the year: improving Nordstrom Rack performance, increasing inventory productivity, and optimizing our supply chain.
As we’ve seen since June of last year, customer demand continued to be pressured given the current macroeconomic backdrop, which impacted our topline results across both banners. By comparison, the first quarter of 2022 benefited from a strong pent-up demand for a return to occasions as the pandemic receded. As a result, our year-over-year sales comparisons for Q1 were difficult, but those comparisons get progressively easier as we proceed through the year.
Given the uncertain macro environment, we remain focused on executing with agility. Our three key priorities position us for improved profitability in 2023 and a return to long-term profitable growth. I’d now like to talk about our progress against those priorities during the first quarter.
Our first priority is to improve the performance of Nordstrom Rack. We’re pleased with the progress our teams are making across multiple fronts. Consistent with our customer promise to deliver great brands at great prices, we’ve increased the penetration of our top-performing strategic brands. As strategic brand penetration increases, we are seeing Rack sales trends improve. April was our best month of the quarter, and we have continued to see trends improve in May.

We also continued to expand our reach and convenience for customers by opening two new stores during the quarter, which, together with the two stores we opened last year, have performed well so far, with sales productivity exceeding the fleet average. Rack stores are a great investment, with returns that exceed our cost of capital and a short payback period. They also represent the largest source of new customers for Nordstrom. We are excited to roll out to more markets as we expand our Rack footprint. We opened six more stores in May, and plan to open 13 additional new stores later this year. With an improved assortment and more new stores, we expect Rack performance to sequentially improve throughout 2023.
Moving to our second priority of increasing inventory productivity, we are managing with leaner and more current inventories, improved sell-through and faster turn across most of our categories, resulting in a 110 basis point increase in our gross profit margin over the first quarter of last year. Overall inventory levels were 8% lower than last year with non-Designer inventory down 11%. Pete will talk more about the performance of our Designer business and the actions we’re taking to right-size our Designer inventory.
We continued to make significant progress on our third priority, optimizing our supply chain. For the third consecutive quarter, variable supply chain costs fell by over 100 basis points as a rate of sales versus the prior year, helping to mitigate overall SG&A deleverage on lower sales. We are continuing to increase productivity throughout our network, reduce transportation costs and shorten delivery time to customers.

To illustrate our progress, we made double-digit improvements in productivity and throughput in our distribution and fulfillment centers. In addition, we are delivering better service to our customers through faster delivery, with overall delivery speed up 9% from last year. Supply chain is the largest component of our SG&A expenses, and we believe there is more opportunity to improve our efficiency and drive overall expense leverage as sales improve.
I’m also thrilled we added new leaders to help us advance our strategic priorities. We welcomed Cathy Smith as our chief financial officer and Jason Morris as chief technology and information officer. They will play a critical role as we continue to advance our Closer to You strategy. Cathy has a long track record as CFO with many well-known brands and brings deep expertise in retail. I look forward to having her join our next earnings call. In addition, we welcomed Atticus Tysen and Eric Sprunk to our board of directors this year. Together, they bring a wealth of expertise in retail, including in technology, cybersecurity and operational excellence.
In summary, we are delivering on our priorities to improve profitability against what remains an uncertain macro environment. We believe continued focus and execution will drive incremental improvement over the balance of the year, and will position us well to create long-term shareholder value. We look forward to sharing our continued progress in the quarters ahead.
With that, I’ll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, and good afternoon, everyone.

Erik discussed the progress we’re making against our key priorities, so I’ll focus my remarks on our category performance and our approach to agile inventory management.
Starting with category performance…
•Most categories had tough comparisons to last year’s strong double-digit increases from pent-up demand coming out of the pandemic. Still, this quarter, both Men’s and Women’s Active apparel and sneakers performed well. Beauty and Men’s Apparel performed better than average, with Men’s Dresswear continuing to be strong.
•Within Active, customers responded well to our fresh offerings from powerhouse brand partners like Nike, as well as newer brands like Vuori, On and HOKA. Our ability to partner with up-and-coming brands and scale them highlights the important role we play in helping customers discover new and exciting products.
•Designer was our toughest category, continuing the trend we saw last quarter.
Moving to inventory management…
Our focus on improving inventory productivity helped us deliver more than 100 basis points of gross profit margin improvement in the first quarter.
During our Q2 earnings call last August, we talked about our work to right size inventory in four areas:
•First, unproductive regular price merchandise, primarily in the Nordstrom banner, which required deeper markdowns to clear through the back half of the year;

•Second, our private brands product, which had soft performance last year;
•Third, lower price point items at Nordstrom Rack, which did not resonate with our customer;
•And fourth, Designer, where trends decelerated after exceptionally strong growth during the pandemic.
We took additional markdowns in the second half of 2022 as we prioritized finishing the year with leaner and healthier inventory levels. In '23, we are managing with conservative plans and targeting faster turns. At the Rack banner, we’ve increased the penetration of strategic brands, which had strong sell-through during the first quarter and are contributing to our faster inventory turn. At both banners, we’re encouraged to see improved performance in our private brands product, which contributed meaningfully to sales in Men’s Dresswear and was also the number one volume driver at Nordstrom Rack.
As a result of these efforts, we are now well positioned in three of the four areas of excess inventory we discussed last year, and we are actively working to address Designer.
Designer has a longer buying cycle and takes more time to clear excess product. The category had a strong run-up during the pandemic, and we’re now seeing demand normalize. We are working to right size our Designer inventory, which will include incremental markdowns over the balance of this year. The potential impact is already reflected in our financial outlook for the year. It’s important to note that Designer sales in Q1 remained above pre-pandemic levels. Overall, the category continues to be a strong contributor to our core offering and a key differentiator to our unique breadth of selection.

In addition to managing our merchandise mix with greater precision across our banners, we are also enhancing our capabilities to manage inventory with higher accuracy at the unit level through investments in RFID and the shift to cost accounting for internal merchandising. We completed the internal shift to cost accounting in Q1 and began to launch RFID. These capabilities will improve our ability to buy, allocate and track merchandise across our network, provide us greater visibility into profitability at the unit level, increase efficiency and reduce shrinkage.
Looking forward, we are excited to serve our customers during our upcoming Anniversary Sale. Our event offers a uniquely curated and diverse assortment of new product from our best brands that will inspire customers across all categories and occasions. This year, we are enhancing our Anniversary experience based on customer feedback, providing more ways to participate, and delivering the right product while also driving higher profitability. We are focused on engaging and rewarding our best customers through targeted in-store and digital experiences, and our print catalog is back by popular demand. We have optimized our inventory mix to include more product from the most highly coveted brands, including some exciting new first-time brands.
We are excited about our approach to Anniversary, which is highly anticipated by our customers and has an outsized impact on our second quarter and fiscal year results.
In closing, we’re encouraged to see the early results of the disciplined execution of our operational priorities. We’re delivering a better customer experience and improving financial outcomes through these ongoing efforts.

I’ll now turn it back over to Erik to say a few words before Michael discusses our financial results.

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Before I turn over to Michael, I would like to thank him not only for serving as a great partner in his expanded role as interim CFO during this important transition, but also for his dedication to our customers, our employees and our shareholders. Michael, you have made significant contributions to our business over the past 13 years, including guiding many strategic initiatives during and after the pandemic, and you have been an integral part in building an outstanding finance organization. Many of you know Michael and I know you would agree that not only is he an outstanding finance executive and a tremendous leader, I will tell you he is an even better person. Thank you for your leadership over the years. We wish you all the best in your next chapter.

MICHAEL MAHER | CHIEF ACCOUNTING OFFICER
Thanks, Erik. It’s been a privilege to be part of such a great organization.
I’ll talk now about our first quarter results, and then discuss our outlook for the remainder of 2023.
For the first quarter, we reported a loss per share of $1.27. After excluding the charges from the wind-down of Canadian operations, adjusted earnings per share was 7 cents, compared to an adjusted loss per share of 6 cents in the prior year.

Net sales as well as gross merchandise value, or GMV, decreased 12 percent in Q1. Net sales included a negative impact of 175 basis points from the wind-down of Canadian operations. During the quarter, sales trends softened in March but recovered in April, with the most pronounced improvement at Rack.
Nordstrom banner sales decreased 11 percent and GMV decreased 12 percent versus last year. The wind-down of Canadian operations had a negative impact on Nordstrom banner net sales of 270 basis points.
Nordstrom Rack sales decreased 12 percent, with approximately 600 basis points of this decline attributable to the elimination of store fulfillment of Rack digital orders starting in the third quarter of 2022.
Digital sales decreased 17 percent in the first quarter, including an estimated 800 basis point negative impact from eliminating store fulfillment of Rack digital orders in the third quarter of 2022 and sunsetting Trunk Club earlier in 2022.
Gross profit as a percentage of net sales increased 110 basis points, reflecting our focus on improving inventory productivity. Ending inventory decreased 8 percent versus last year, compared to a 12 percent decrease in sales. Inventory levels for categories outside of Designer are in line with our sales trend. We remain committed to a disciplined approach to inventory management, with a goal of improving turns by at least 10 percent this year.

Total SG&A as a percentage of net sales increased 240 basis points in the first quarter. Half of the increase was due to the comparison to one-time items in the first quarter of last year, with the remainder driven by deleverage from lower sales. Our ongoing initiatives to improve our supply chain delivered improvements in variable costs, which helped to partially offset the deleverage impact. This marks the third consecutive quarter where we have delivered at least 100 basis points of improvement in our variable costs as a percentage of sales, reflecting our teams’ focus on improving the efficiency of our operations. We are pleased with the momentum in our supply chain initiatives and expect additional benefits from these efforts throughout the year.
The wind-down of our Canadian operations is on track, with all stores expected to be closed by the end of June. We recorded $309 million in pre-tax expenses related to the wind-down in the first quarter, toward the low end of our previous estimate range of $300 to $350 million.
EBIT margin was negative 8.5 percent for the first quarter. After excluding the charges from the wind-down of Canadian operations this year, adjusted EBIT margin was positive 1.6 percent, versus an adjusted EBIT margin of 0.9 percent in the first quarter of last year. Adjusted EBIT increased $18 million over last year despite $403 million lower sales, reflecting progress on our profit improvement initiatives.
We continue to maintain a solid balance sheet and financial position, ending the first quarter with $1.4 billion in available liquidity, including the full $800 million available on our revolving line of credit.
Turning to our outlook for the remainder of 2023, I’ll first cover the backdrop and related assumptions underlying our guidance.

We expect elevated inflation and interest rates will continue to pressure consumer spending throughout the year. We also expect to make continued progress on our key priorities, which will help improve our profitability and mitigate inflationary cost pressures.
Taking these factors into consideration, we are reaffirming our outlook for revenue, adjusted EBIT and adjusted earnings per share. We are updating our outlook to reflect the charge related to the wind-down of Canadian operations and related tax impacts.
I’ll highlight a few factors that shape our outlook in the first and second half of the year for revenue and EBIT margin, starting with revenue.
We continue to expect revenue to decline 4 to 6 percent versus 2022. This outlook includes an approximately 2.5 percentage point negative impact from the wind-down of our Canadian operations, which delivered sales of approximately $400 million in 2022. It also includes an approximately 1.3 percentage point positive impact from the 53rd week in fiscal 2023, which we expect will add approximately $200 million in sales to the fourth quarter.
Year-over-year sales comparisons will be more difficult in the first half against our stronger first half in 2022, with more favorable comparisons expected in the second half.
We expect sequential improvements in our business in the second quarter, and building into the second half, especially in the Rack as our merchandise assortment continues to improve and we open new stores. We will also lap the impact of discontinuing Rack store fulfillment of online orders beginning in the third quarter.

As a reminder, one week of the Anniversary Sale will shift from the second quarter into the third quarter this year. This will negatively impact second quarter sales, and positively impact third quarter sales, by approximately 200 basis points.
As a result of these factors, we expect a slight sequential improvement in our top line trend in the second quarter, resulting in a low double-digit decrease in total revenue for the first half, followed by a low single-digit percentage increase in the second half, versus the prior year.
Turning to EBIT, we remain on track to deliver on our previous outlook for an adjusted EBIT margin of approximately 3.7 to 4.2 percent for the full year, versus 3.3 percent in 2022.
Our forecast assumes that adjusted EBIT margin expansion will be driven primarily by gross margin improvements from our focus on inventory productivity, especially in the second half of the year, when compared to the elevated markdowns we took in 2022. We do not expect gross profit margin expansion in the second quarter, as we will lap our best gross profit margin of 2022, which was approximately 200 basis points higher than the second half of the year.
We expect SG&A expenses will continue to de-leverage in the second quarter on lower sales, partially mitigated by continued progress on our supply chain optimization efforts. We expect more favorable SG&A expense rate comparisons in the second half of the year as sales trends improve.
Given these revenue, gross margin and expense assumptions, we continue to expect adjusted EBIT margin to decrease slightly in the first half of the year, and to increase in the second half of the year, relative to 2022.

We are also reaffirming our outlook for adjusted EPS for the full year. On a GAAP basis, we updated estimates for the Canadian wind-down charges and related tax impact. Our revised GAAP earnings per share outlook is now 60 cents to 1 dollar for the full year. Excluding the impact of these charges, we continue to expect adjusted earnings per share of $1.80 to $2.20 for the full year. Our EPS projections exclude the impact of share repurchases, if any.
Shifting to capital allocation, our priorities remain unchanged. Our first priority as always is investing in the business to better serve our customers and support long-term growth. We continue to plan for capital expenditures of 3 to 4 percent of net sales.
Our second priority is reducing our leverage. We remain committed to an investment grade credit rating through a combination of earnings improvement and debt reduction. We continue to target a leverage ratio below 2.5 times.
Our third priority is returning cash to shareholders. Earlier this month, our board of directors declared a quarterly cash dividend of $0.19 per share. We repurchased a very small number of shares during the first quarter. We will continue to take a measured approach to share repurchases, as we also take into account the macroeconomic environment and market conditions.
As you’ve heard from our call today, we continue to execute with agility given uncertainty in the macroeconomic environment. We are making progress in our focus areas, which will continue to drive greater profitability through improving the performance of Rack, increasing inventory productivity, and optimizing our supply chain initiatives. We are confident in our ability to navigate through the near-term challenges and remain excited about the future of Nordstrom and our ability to deliver significant shareholder value over time.